UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2007

NANOGEN, INC.

(Exact name of registrant specified in its charter)

Delaware	000-23541	33-0489621
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10398 Pacific Center Court, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (858) 410-4600

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On December 12, 2007, Mr. Robert Saltmarsh, the Vice President and Chief Financial Officer of Nanogen, Inc. (the “Company”), notified the Company of his decision to retire at the end of February 2008. His retirement will become effective as of February 29, 2008. On December 14, 2007, the Company issued a press release announcing the retirement of Mr. Saltmarsh and the appointment of Mr. Nicholas Venuto as the Vice President and Chief Financial Officer of the Company, which appointment will become effective on February 29, 2008 (the “Effective Date”). Mr. Venuto is currently the Executive Director of Finance of the Company and on the Effective Date will replace Mr. Saltmarsh, who has served as the Company’s Chief Financial Officer since January 2005.

In June 2003, Mr. Venuto joined the Company as Senior Director of Finance and became Executive Director of Finance in 2006. Prior to joining the Company and from January 2000 to June 2003, Mr. Venuto held various senior finance and accounting positions at Graviton Inc., including Vice President, Finance and Corporate Secretary. From 1992 to 2000, Mr. Venuto served as a financial auditor for Ernst & Young LLP. Mr. Venuto has over fifteen years of experience in finance, primarily focused in the life science and technology industries. Mr. Venuto, age 37, earned a Bachelor of Accounting degree from the University of San Diego and is a Certified Public Accountant.

In connection with his appointment as Vice President and Chief Financial Officer, on December 14, 2007, the Compensation Committee of the Board of Directors of the Company (the “Committee”) increased Mr. Venuto’s annual base salary to $220,000 and granted him options to purchase 100,000 shares of the Company’s common stock at an exercise price of $0.485 per share. The options vest in equal monthly installments over a four year period.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following document is filed as exhibit to this report:

99.1	Press Release dated December 14, 2007.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOGEN, INC.

Date:	December 14, 2007	By:	/s/ Robert Saltmarsh
		Name:	Robert Saltmarsh
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Document Description

99.1	Press Release dated December 14, 2007.